March 21, 2017
Confidential	For Discussion Purposes Only

BTCS Inc.

SUMMARY OF TERMS AND CONDITIONS

The purpose of this letter (this “Term Sheet”) is to set forth the indicative terms pursuant to which, subject to certain conditions set forth herein, [•] (the “Lead Investor”) for itself and/or with other investors (collectively, the “Investors”) would purchase certain securities issued by BTCS Inc. (the “Company”), and the Company would sell such securities to the Investors (the “Transaction”). The terms and conditions set forth herein are subject to change and this letter does not constitute an offer. The issuance and sale of such securities is subject to, among other things, completion of due diligence to the Investors’ satisfaction, the preparation of definitive documentation to effect the Transaction that is mutually satisfactory to each party and, in the case of the Investors, that the Investors shall have determined that subsequent to the date hereof and prior to the closing of the Transaction, there shall have been no material adverse developments relating to the business, assets, operations, properties, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole. This Term Sheet is non-binding on the parties pending execution of definitive agreements evidencing the Transaction except with respect to the terms of “8-K Filing” contained herein which shall be binding. The information contained herein is confidential and intended only for the person and his or her advisors to whom this Term Sheet is furnished.

Issuer:	BTCS, Inc. (the “Company”)
Securities:

Preferred Stock: The Company shall issue new shares of a newly created series of Series C Convertible Preferred Stock (the “Preferred Stock”) as described under “Offering” below.

Additional Investment Right: The Company shall issue an Additional Investment Right Warrant as defined and described under “Additional Investment Right Warrants” below.

Warrants: The Company shall issue new warrants (the “Warrants”) as described under “Offering” below.!

Offering:	The Company shall sell and issue $1,111,111 of Preferred Stock units to the Investors. Each unit will include one share of Preferred Stock, one Warrant and an Additional Investment Right Warrant.
Terms of Preferred Stock:

Liquidation Preference: The Preferred Stock will have a liquidation preference senior to all other capital stock of the Company.

Conversion Price: A holder of the Preferred Stock shall be entitled, at its option, at any time after the issuance thereof, to convert such shares of Preferred Stock into shares of the Company’s common stock (“Common Stock”), at a price (“Conversion Price”) for each share of Common Stock equal $0.07 per share based on the purchase price for the Preferred Stock. The conversion shares of Common Stock shall be issued with a restrictive legend.

March 21, 2017
Confidential	For Discussion Purposes Only

Blocker: The Preferred Stock will include a limitation on beneficial ownership such that each Investor cannot convert its Preferred Stock or any other securities currently held by such Investor into more than 4.99% of the Company’s outstanding common stock.

Amount: The Investors shall deliver $1,000,000 to the Company in exchange for the Company’s issuance and delivery to the Investors of Preferred Stock units. The Company shall issue $1,111,111 of Preferred Stock units to the Investors. Each unit will include one share of Preferred Stock, one Warrant and an Additional Investment Right Warrant.

Black Scholes: The Preferred Stock will not contain any black Scholes calculations with respect to Price Protection (as defined below).

Registration Rights:	The Company shall file an S-1 Registration statement within 120 days of the closing of the Transaction for a minimum of $3 million or more of additional capital and cover the Additional Investment Right Warrants issued to the Investors (the “Registration Statement”). Provided; however, if the Company closes a merger in which it issues over 50% of its outstanding securities including the issuance of preferred stock (a “Merger”) then the obligations to file an S-1 shall be extended to 120 days from the closing of a Merger.

Additional Investment Right Warrant:

At the closing of the Transaction, the Company will issue to the Investors 15,714,286 warrants with a strike price of $0.085 per share of Common Stock (the “Additional Investment Right Warrants”). The Additional Investment Right Warrants shall expire on the earlier of: i) one (1) year from the date of the effective Registration Statement, and ii) three years from the date of issuance, and are callable if the Common Stock averages $0.17 for any 20 consecutive day period with agreed upon minimum volume requirements. Additionally, the Additional Investment Right Warrants will be exercisable for ‘cash only’ as long as the Registration Statement is effective. The conditions of the commitment shall be further defined in the transaction documents; provided, however there shall be no commitment fee or additional consideration for the Additional Investment Right Warrants. Upon exercise of the Additional Investment Right Warrants the Investors will receive 100% warrant coverage with a strike price of $0.17 per share of Common Stock with a 3-year life (the “Bonus Warrants”). The Bonus Warrants shall be of a similar form to the Warrants and shall not contain any anti-dilution protection, commitment fees and shall be callable if the Common Stock averages $0.30 for any 20 consecutive day period with agreed upon minimum volume requirements and is subject to an effective registration for these Bonus Warrants.

The Additional Investment Right Warrants and Bonus Warrants shall only be exercisable for cash for the 6-month period following their issuance. Provided; further, if the Company has filed the Registration Statement with the SEC covering the shares underlying the Warrants within 120 days then the Warrants shall only be exercisable for cash until the earlier of i) one (1) year from the issuance, and 2) when the Company has failed to respond to an SEC comment letter within 30 days of receipt.

March 21, 2017
Confidential	For Discussion Purposes Only

Terms of Warrants:

100% Warrant coverage shall be exercisable for a period of 5 years post-issuance at an exercise price of $0.085 per share (the “Exercise Price”). The Warrants will contain a cashless exercise provision, where the Net Number of shares of common stock receivable is based on the following equation:

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A = the total number of shares with respect to which this Warrant is then being exercised.

B = the arithmetic average of the Closing Sale Price of the shares of Common Stock for the Trading Day immediately preceding the date of the Exercise Notice.

C = the Exercise Price then in effect for the applicable Warrant Securities at the time of such exercise.

The Warrants shall only be exercisable for cash for the 6 month period following their issuance. Provided further if the Company has filed a registration statement with the SEC covering the shares underlying the Warrants within 120 days then the Warrants shall only be exercisable for cash until the earlier of i) one (1) year from the issuance, and 2) when the Company has failed to respond to an SEC comment letter within 30 days of receipt.

Price Protection:

Except for certain “exempt issuances” (which shall be agreed upon by the parties but shall include issuances to officers and directors), for a period of 2 years from the closing date of the Transaction, if the Company issues any securities convertible into or exercisable for shares of Common Stock at a price per share which shall be less than the Conversion Price or Exercise Price, the Investor shall be extended full-ratchet, price protection and anti-dilution protection on the Preferred Stock, and the Warrants exercise and call prices of the Additional Investment Right Warrants and the Warrants. The terms of the Price Protection shall expire and be of no further force or effect following 9 months from the closing of a Merger. The Preferred Stock, Additional Investment Right Warrants and Warrants shall not contain any black Scholes calculations with respect to Price Protection. Any additional Warrants or Additional Investment Right Warrants issued pursuant to anti-dilution protection shall be restricted from cashless exercise for the 6 month period following their issuance dates. The Price Protection shall only cover the Preferred Stock, Additional Investment Right Warrants and Warrants outstanding at the time of a lower price issuance and not be applicable to any portion of the securities after a conversion or warrant exercise has occurred.

March 21, 2017
Confidential	For Discussion Purposes Only

Restrictive Covenants:

For a period of one year from the closing the Company shall agree not to enter into any agreements regarding, or otherwise incur, any indebtedness, per individual occurrence or collectively for all such occurrences, in excess of an aggregate of $75,000 without the prior written consent of the Lead Investors. The Company shall not make any distributions upon its capital stock without the prior written consent of the Investors. The terms of the Restrictive Covenants shall expire and be of no further force after closing of a merger and approval of the Lead Investor.

Other Transactions:

The Investors shall be granted a right of first refusal in all subsequent financings conducted by the Company, except exempt issuances, for a period of 24 months following the closing of the Transaction. Exempt issuances shall include Equity Lines of Credit and other structures mutually agreed to in the definitive documents.

Share Reservation:	The Company shall maintain, at all times, a reserve of shares equal to 3x the full conversion of the Preferred Stock and 3x of the Warrants into Common Stock.
Use of Proceeds:

The proceeds from the Transaction will be used to fund the Company’s working capital and settle outstanding liabilities. In the definitive Transaction documents, the Company shall covenant not to use the funds, at any time, to lend money, give credit or make advances to any officers, directors, employees or affiliates of the Company.

Opinion Letter:

The Company shall be responsible for supplying, at its own expense, blanket opinion letters specific to the fact that the Common Stock issued pursuant to conversion or exercise of the Preferred Stock and Warrants is registered or exempt from registration requirements of Rule 144 (so long as the requirements of Rule 144 are satisfied). Investors will only be required to supply a “blanket” opinion letter that applies to the entirety of the foregoing shares of Common Stock and for all the investors who participate in the financing so long as it is acceptable to the Company’s Transfer Agent.

March 21, 2017
Confidential	For Discussion Purposes Only

8K Filing	Within two (2) business days of the execution of this Term Sheet, the Company shall file a Current Report on Form 8-K reporting the Company’s execution of this Term Sheet.
Legal Fees:	The Company will pay the Investors’ legal fees at the closing of the Transaction, not to exceed $25,000.

Neither this Term Sheet nor any discussion or negotiation of the proposed transaction constitutes an agreement or obligation on the part of any person to purchase securities of the Company or enter into any agreement to purchase securities of the Company. Any such agreement or obligation shall arise with respect to a particular Investor solely upon execution and delivery to the Company by such Investor of definitive documents acceptable to such Investor. Notwithstanding the foregoing, the provisions opposite the heading “8K Filing” are intended to be binding.

** signature page follows **

March 21, 2017
Confidential	For Discussion Purposes Only

IN WITNESS WHEREOF, the Company and Investor have caused this Term Sheet to be signed in their names by their duly authorized officers this _____day of March 2017.

INVESTOR:

By:
Its:

By:
Name:
Title:

Accepted:

COMPANY:

BTCS, Inc.

By:
Name:
Title: